
                                                                               EXHIBIT 11


Earnings per common share
                                                                       Six Months Ended
Average common stock and common share             Second Quarter    June 30       June 30
  equivalents (in millions)                       1994      1993       1994          1993

Average common shares outstanding............     54.0      54.0       54.0          54.0
Plus:  Shares resulting from stock rights
         and options.........................      5.9       6.5        5.9           6.5
Less:  Assumed repurchase of outstanding
         shares..............................      3.0       4.9        3.2           4.9
       Average treasury stock outstanding....      2.5       0.6        2.6           0.3
Adjusted common shares.......................     54.4      55.0       54.1          55.3


Income before cumulative effect of accounting change for income taxes ($ in millions, except per share amounts)

Income before cumulative effect of
  accounting change for income taxes as
reported.....................................    $  77      $ 61      $ 140         $ 122
Less:  Preferred dividends...................       (9)       (9)       (17)          (17)
Adjusted income before cumulative effect
  of accounting change for income taxes......    $  68     $  52      $ 123         $ 105

Adjusted income before cumulative effect
  of accounting change for income taxes
  divided by adjusted common shares..........    $1.25     $0.95      $2.27         $1.90


Net income ($ in millions, except per share amounts)

Net income as reported.......................    $  77     $  61      $ 140         $ 202
Less:  Preferred dividends...................       (9)       (9)       (17)          (17)
Adjusted net income..........................    $  68     $  52      $ 123         $ 185

Adjusted net income divided by adjusted
  common shares..............................    $1.25     $0.95      $2.27         $3.35


The earnings per common share was computed by dividing the net income applicable to common stock, which excludes the preferred dividend requirements, by the weighted average number of shares of Continental common stock outstanding.  Earnings per common share were computed using the treasury stock method.  Under this method, common stock equivalents included shares that would result from the exercise of stock options reduced by the number of shares assumed to be repurchased from the proceeds received.